UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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☐	Soliciting Material Pursuant to §240.14a-12

TXU Corp.

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TXU Connect & Reconnect Posting
Updated Employee/Retiree Q&A
August 7, 2007
Live and Online Q&A Regarding TXU Merger
Additional Information and Where to Find It
In connection with the proposed merger of TXU with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (the “Merger”), TXU has filed a proxy statement with the SEC. A definitive proxy statement and a form of proxy has been mailed to the shareholders of TXU. BEFORE MAKING ANY VOTING DECISION, TXU’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. TXU’s shareholders are able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. TXU’s shareholders are also able to obtain, without charge, a copy of the proxy statement and other relevant documents by directing a request by mail or telephone to Corporate Secretary, TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, telephone: (214) 812-4600, or from TXU’s website, http://www.txucorp.com.
Participants in the Solicitation
TXU and its directors and officers may be deemed to be participants in the solicitation of proxies from TXU’s shareholders with respect to the Merger. Information about TXU’s directors and executive officers and their ownership of TXU’s common stock is set forth in TXU’s definitive proxy statement. Shareholders may obtain additional information regarding the interests of TXU and its directors and executive officers in the Merger, which may be different than those of TXU’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger.
Updated Questions and Answers Regarding Merger Transaction:
Additional questions from employee related to the proposed merger transaction received during John Wilder’s Live and Online session on July 26 are answered below. Additionally, some updated answers are provided to questions that were answered and distributed previously. For additional questions and answers, see the Frequently Asked Questions document issued on Feb. 26, and the Questions and Answers Regarding TXU Merger, which were submitted during previous Live and Online sessions. Both are available form the “Transforming TXU” box on the lower right of the TXU Connect homepage.
Questions &Answers:
With the merger taking place, what will be the effect, if any, on current retirees’ funds? We have heard rumors about the retirement plan being bought out for all employees.
There is no proposal for the retiree benefit program to “be bought out.” Pension benefits for people who have retired cannot be reduced or changed, except as permitted by applicable law. For active employees, any benefits that have been accrued and vested under the TXU Retirement Plan cannot be modified by TXU (or any new owners if the merger transaction is completed). Participants have a non-forfeitable right to those vested accrued benefits.
I am a long-time employee with 93 retirement insurance points (Age = 58 Service = 35). Will the merger affect this system of credits in any way?
There are no plans to change the pension or medical benefits offered to retirees at this time, so any points you actually have accumulated based on your age and years of service will not change. As has been the case previously, the company continues to reserve the right to modify or terminate the benefit plans at any time. This condition does not change in the event of a new owner. However, under the terms of the transaction agreement, compensation and benefits (including those for retirees) will be no less favorable in the aggregate than they are now through 2008.

[Already approved and posted to Reconnect]
It has been stated in previous FAQs and in the news release about the transaction that the company’s retirement plan cannot be modified by TXU or the buyer. Yet it has also been stated that TXU and the new owner “reserve the right to amend, modify, or terminate” the company’s retirement plan. Which is true?
Retired and active employees alike are concerned about how the proposed merger transaction may affect pensions. The fact is that benefits for people who have retired cannot be reduced or changed, except as permitted by applicable law. For active employees, any benefits that have been accrued and vested under the TXU Retirement Plan cannot be modified by TXU (or any new owners if the merger transaction is completed). Participants have a non-forfeitable right to those vested accrued benefits. However, TXU currently has the right under the terms of the Plan and applicable law to modify the retirement plan as it relates to the benefits that you might earn in the future. The potential new owners would have that same right.
What is the social security adjustment option? How would that affect me if I were to take it?
The social security adjustment is an income-leveling option for those who retire before they become eligible for social security benefits. A retiree who selects the social security adjustment option receives a monthly pension payment that is initially higher until they become eligible for social security benefits at age 62. Upon reaching age 62, his or her monthly annuity is reduced per the payment schedule chosen at retirement. Additional details regarding the social security adjustment option are available on Your Benefits Resources website under Benefits Manual => Pension => How the Plan Works => Pension Benefit Forms of Payment => Optional Payment Methods.
Once the buyout has been completed will my retirement continue to grow?
If you are retired, the retirement benefits that you have earned and are receiving cannot be modified by TXU or the new owners regardless of whether the proposed merger transaction is completed. Also, if you are still an active employee of TXU, as has been stated elsewhere, there are no plans to change employee benefit or compensation plans at this time. Further, TXU and the potential new owners have agreed in the transaction agreement that benefits and compensation will be no less favorable in the aggregate through 2008. That means that employees’ retirement benefits will continue to accrue as they have in the past, so long as there are no modifications or changes to the retirement plan. However TXU currently reserves the right to amend the retirement plan as it relates to benefits that you might earn in the future, to the extent permitted by applicable law, and the potential new owners would have the same right.
Updated Information
Who are the members of the buyer group?
Kohlberg Kravis & Roberts (KKR) is one of the world’s largest and most successful private equity firms and has completed buyout transactions that are among the most complex in history. However, the firm’s investment approach is fundamentally simple. It acquires industry-leading companies and works with management and employees to grow and improve them. Established in 1976, it has completed over 140 transactions.
Texas Pacific Group (TPG) is a private investment partnership managing over $15 billion in assets. It is based in Fort Worth, with additional offices in San Francisco and London. TPG seeks to invest in world-class franchises across a range of industries.
Additionally, there are a number of other financial institutions that intend to be equity investors at closing.
Upon completion of the proposed merger transaction, former United States Commerce Secretary Donald L. Evans will assume the duties of non-executive chairman of the new TXU. As non-

executive chairman, Evans will oversee the new TXU’s board of directors. Former U.S. Secretary of State James A. Baker, III will serve as Advisory Chairman to the investor group. Following the closing of the merger, former EPA Administrator William Reilly will join the Board of Directors and lead the effort making climate stewardship central to corporate policies. In addition, James R. Huffines, Chairman of the University of Texas Board of Regents; Lyndon L. Olson Jr., former Texas State Representative and former U.S. Ambassador to Sweden; and Kneeland Youngblood of Pharos Capital Group, LLC, will join the Board of Directors. TXU will create an independent Sustainable Energy Advisory Board to guide energy investments. This Board is expected to be comprised of individuals who represent the following interests: the environment, customers, Texas economic development, and ERCOT reliability standards.
What is the status of the transaction?
The transaction has not yet closed. The definitive merger proxy was filed on July 24, and the annual meeting of shareholders is scheduled for September 7, at which shareholders are being asked to vote on the proposed merger agreement with Texas Energy Future Holdings (TEF), the holding company formed by the group of investors led by KKR and TPG. The close of the merger is conditioned upon the receipt of required regulatory approvals and the approval of holders of two-thirds of the outstanding TXU Corp. shares. At this time, all regulatory approvals, with the exception of NRC and FERC approvals, have been received. If the remaining required approvals are met and shareholders vote “for” the merger, the transaction is expected to close some time in the fourth quarter of 2007. TXU Corp. Chairman and CEO John Wilder has announced his plans to resign from the company upon the close of the transaction.
Why is this transaction good for customers? How will the separation of businesses be good for customers?
We expect that the transaction will enable TXU to be a more customer-centered, innovative company. That means that we expect to execute on a streamlined plan to provide more reliable, more affordable and cleaner electricity. TXU Energy has provided annual savings through a 10 percent price reduction for residential customers in its traditional service area who haven’t already selected one of TXU Energy’s lower-priced offers. Customers will receive an additional five percent price reduction and price protections through December 2008 at the close of the transaction to ensure they receive benefits through two summer seasons of peak energy use. We also plan to develop a broader and more innovative array of products and services, like smart appliances and other demand-side management programs. And we plan to use next-generation technologies from every part of the business to drive better prices, service and environmental performance.
Establishing independently run businesses will allow us to better focus on the unique customers that each business serves. This is a critical next step in the transition from a regulated market to a customer-centered, innovative competitive one. We believe it will allow us to react more quickly to changing market conditions, deploy technology wisely and invest our capital more effectively. Together with the worldwide network and capabilities of our strategic partners, we will be in a better position to grow our independent businesses.
Furthermore, this will all be seamless to customers. Customer service and billing processes will remain the same. Payment locations and online services will remain the same. And we’ll remain committed to providing our customers reliable, affordable and clean power.
As part of the announcement of the proposed merger, TXU announced that there would be an immediate 6% price reduction for residential customers and an additional 4% reduction upon completion of the merger. Was this done in an effort to retain customers who may have less confidence in a private company? If so, wouldn’t a marketing campaign have been more cost-

effective? Or was it done to appease stakeholders who argue that electricity prices are too high?
TXU Energy’s strategy has always been to remain competitive in the market. In October 2006 TXU Energy announced the $100 appreciation bonus to North Texas customers to retain its customers. Beginning in November, TXU Energy launched a full marketing campaign to promote our lower pricing plans and to encourage customers to switch to a lower pricing plan. TXU Energy lowered its South Texas prices on Feb. 16, before the announcement of the merger agreement and was planning to lower its prices in North Texas as well.
In late May, TEF, the holding company formed by KKR and TPG, announced that upon close of the transaction, TXU Energy will deliver a price cut totaling 15 per cent for most residential customers, compared to the prices in effect when the merger was announced. This price cut will lead to a combined savings of approximately $400 million annually or $395 per typical single-family household. TEF and TXU Energy had previously announced a total price cut of 10 percent. Of that cut, six percent was delivered in March and four percent was to be delivered upon the close of the transaction. Instead, these residential customers have now received a full 10 percent price cut (6 percent in March and another 4 percent in June) and will receive an additional 5 percent when the transaction closes.
Will I have to move to a new location if my company moves?
TXU Energy and Luminant have indicated their intent to relocate their headquarters operations to different sites in the Dallas area.